UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2017

FARO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	0-23081	59-3157093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
250 Technology Park, Lake Mary, Florida 32746
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (407) 333-9911
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 3, 2017, Janet D’Anjou, the Company’s Vice President and Corporate Controller and Principal Accounting Officer, was appointed to a new position with the Company as Vice President, Finance and Corporate Development. Concurrent with this appointment, Stephen Bubar was appointed as the Company’s Vice President and Corporate Controller and Principal Accounting Officer.
Mr. Bubar, age 45, previously served as Senior Director, Financial Reporting of Masimo Corporation (NASDAQ: MASI) from November 2013 to April 2017, as Director, Financial Reporting from June 2006 to October 2013 and as Assistant Controller from March 2003 to May 2006. Mr. Bubar previously served as a finance manager at Arrow Electronics, Inc. from 2001 to 2003, as a senior reporting analyst at Powerwave Technologies, Inc. from 1997 to 2001 and started his career at Ernst & Young LLP as a member of the audit team from 1993 to 1996. Mr. Bubar holds a B.S. in accounting from Canisius College and an MBA from the University of California, Irvine.
There are no family relationships between Mr. Bubar and any director or executive officer of the Company, and Mr. Bubar does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Mr. Bubar will receive an annual base salary of $220,000 and is eligible for an annual incentive bonus of up to 30% of his base salary. Mr. Bubar will also be eligible to participate in the Company’s annual long-term incentive plan beginning in 2018. Mr. Bubar received a sign-on bonus of $35,000, which must be repaid to the Company if he voluntarily leaves the Company prior to the one-year anniversary of his hire date. On April 3, 2017, Mr. Bubar received a one-time equity grant of 4,667 time-vesting non-qualified stock options with an exercise price of $33.90 and 648 restricted stock units. The stock options will vest in three equal annual installments beginning on the first anniversary of the date of grant and the restricted stock units will cliff-vest after three years.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARO Technologies, Inc.

April 5, 2017	/s/ Jody S. Gale
	By:	Jody S. Gale
	Its:	Senior Vice President, General Counsel & Secretary